1                                                              (10) (iii) (A)5

           Consulting Agreement of Mr. Schacht effective March 1, 1998


March 1, 1998


Mr. Henry B. Schacht

Dear Henry,

I am writing this letter to set out the details of our agreement with respect to your retention by Lucent Technologies Inc. (the "Company") as an independent consultant and the benefits to be provided to you by the Company after your retirement as Chairman of the Board of the Company.

Because of the contributions which you have made to the Company since its formation and your extensive knowledge and contacts concerning the Company's business both within and outside the United States, the Company wishes to have the opportunity to consult with you in the future with respect to various matters within your expertise. Accordingly, we have offered, and you have accepted, a consulting arrangement on the terms and conditions set forth below.

1.      Scope of Engagement

        (a) Your termination of employment with the Company will become effective February 28, 1998, and shall not affect your status as a member of the Board of Directors of the Company.

        (b) Commencing March 1, 1998, and continuing for twelve months until February 28, 1999, the Company shall retain you in the capacity of an independent contractor to provide it with consulting services as follows:

               i. The Company agrees to cause you to be elected as, and you agree to serve as, Chairman of the Board of Lucent Venture Partners Inc. ("LVPI"), a wholly-owned subsidiary of the Company formed in February 1998 for the purpose of making venture capital investments in enterprises in the Company's field of business. As Chairman of the Board of LVPI, you will attend such number of meetings and perform such other duties as the Board of LVPI shall determine, such duties to be customary with those normally associated with the office of chairman of the Board of a venture capital fund of comparable size and scope.

               ii. The Company agrees to retain you, and you agree to provide services to the Company, at such times as you and the Company shall mutually agree, with respect to the development, for the benefit of the Company's business, of opportunities in the communications equipment markets of India and Russia. Such consultation shall include, as reasonably requested by the Company, travel, to one or both such markets or to other destinations in furtherance of the Company's opportunities in such markets. The Company agrees to give you reasonable notice of its requests for travel outside the United States.

               iii. Although the Company reserves the right to determine when and if to seek to consult with you, this agreement is understood by you to require your personal services and is not assignable.

        (c) As consideration for your services pursuant to the consulting arrangements, as well as the other terms of this agreement, the Company will pay you compensation as described in subparagraphs i and ii and, in conjunction with such services, the Company will provide you with the accommodations described in paragraphs iii and iv.

 2                                                              (10) (iii) (A)5

               i. For your service as Chairman of the Board of LVPI from March 1, 1998 through February 28, 1999, you shall receive the amount of $150,000, payable in cash, in quarterly installments of $37,500, beginning March 1,1998;

               ii. For your services as consultant in connection with developing the Company's business opportunities in India and Russia for the period from March 1, 1998 through February 28, 1999, you shall receive the amount of $200,000, also payable in cash, in quarterly installments of $50,000, beginning March 1, 1998.

               iii. You will be entitled to First Class airline accommodations while traveling on Company business in connection with either of your consulting assignments and will receive reimbursement for your associated travel and out-of-pocket business expenses according to the Company's policies for expense reimbursement for members of the Company's Office of the Chief Executive. In addition, you may make use of the Company's aircraft when such aircraft is available in connection with the performance of your services in either capacity according to the same policies as apply to members of the Company's Office of the Chief Executive.

               iv. In order to facilitate your consulting services, the Company shall make available to you at no cost to you, (A) office space at the Company's facility at 32 Old Slip, New York, New York or at another Company location in New York, New York determined by the Company. Such office space shall include accommodations for yourself and a secretary, including access to conference rooms available at such facility, and shall be equipped with personal computers, electronic mail and Internet access capability, and reproduction, facsimile and other customary office equipment and services as are also made available generally at such facility and (B) secretarial service mutually satisfactory to you and the Company as is required to support your consulting assignments. Also, you may use both the office and secretarial support in connection with your other business and investment activities. In addition, after the conclusion of your consulting assignment, and notwithstanding the termination of this agreement, the Company agrees to furnish you as a former Chairman of the Board of the Company with office space and secretarial support at a mutually agreed location for the period during which you have an active need for such space and support.

2.      Compensation and Benefit Plans

        Attachment A summarizes your treatment under the various Company compensation and benefit programs upon your termination of employment. Reference should be made to the benefit plan documents and your award agreements for the complete description of your benefits. Nothing contained in this agreement affects your compensation or benefits as a member of the Company's Board of Directors, which shall be administered in accordance with the benefit plans, policies and practices applicable to directors of the Company from time to time in effect, as approved by the Board of Directors.

3                                                               (10) (iii) (A)5

3.      Non-Compete and Confidentiality

        At the same time, because the employment relationship between you and the Company will terminate, we are also asking, as part of the consideration for receipt of the compensation described in this letter, that you agree: (i) that the terms of Paragraph 4 of your Non-Statutory Stock Option Agreement dated October 6, 1997, with respect to activities in competition with the Company will apply during the term of this agreement; (ii) to treat any proprietary or confidential information that relates to the Company's business in accordance with the Company's policies for handling confidential and proprietary information; and (iii) to promptly bring to the Company's attention for its consideration and action any corporate opportunities that you identify during your consulting, such as new businesses, acquisitions, joint ventures, and the like, in areas of present or anticipated interest to the Company.

4.      Early Termination of Agreement

        This agreement may be terminated by you or the Company at any time for any reason whatsoever and will be terminated in the event of your death, and in either event your compensation under this agreement shall terminate. Your obligations under paragraph 3, however, will survive any termination of this agreement, as set forth therein. Termination of the agreement will not affect your rights or the rights of any beneficiary under any benefit plan of the Company.

5.      Severability

        In the event that any one or more of the provisions of this agreement is or are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

6.      Entire Agreement/Choice of New Jersey Law

        This letter sets forth the entire agreement between us with respect to the terms and conditions of your becoming a consultant to the Company but does not supersede any Company benefit plan or award agreement between you and the Company except as expressly agreed herein. When signed by you and a duly authorized representative of the Company, this agreement shall become legally binding on all parties hereto. In the case of a dispute as to its meaning, this agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

         After you have carefully reviewed this letter, please sign the enclosed copy and return it to me.

        My best,

        /s/ Richard A. McGinn

        Richard A. McGinn
        Chairman and Chief Executive Officer




        The above Letter Agreement is Agreed to:

        /s/ Henry B. Schacht

        Henry B. Schacht

4                                                               (10) (iii) (A)5

                                                                          Att. A


                                     Private

                 LUCENT OFFICER COMPENSATION AND BENEFIT SUMMARY
                                       FOR
                                  HENRY SCHACHT
                               EFFECTIVE 02/28/98

Benefit Programs/Plans

Health Insurance Plans:
Medical and Dental                 Coverage will continue under the medical and
                                   dental care plans for management employees
                                   for an indefinite period. Lucent will bill
                                   you for the full cost of the premiums, and
                                   such coverage will be secondary to your
                                   coverage through Cummins Engine Company and
                                   Medicare.

Long Term Disability               Coverage will terminate 2/28/98.

Short Term Incentive               Lucent Award: Will be prorated for time on
                                   payroll. Payable December 1998.

                                   Individual Award: Will be prorated for time on payroll. Payable December 1998.

Long Term Awards
Stock Options                      Fully vested for the remainder of the term.

Special Equity Grant               Fully vested for the remainder of the term.
                                   325,000 options remaining

Performance Cash
      1997-1999 Cycle              Payout, December 1999
      1998-2000 Cycle              Payout, December 2000

Stock Units (1996-1998)            Payout, January 1999
                                   24,903 units

Deferred Compensation              Long Term Deferral:  Current Value $7,866.65.
(Dividends on long term
incentive from the
1996-1998 three year
cycle).


                 Lucent Technologies - Proprietary (Restricted)
     Solely for Authorized Persons Having a Need to Know Pursuant to Company
                                  Instructions
                                     Private

5                                                               (10) (iii) (A)5


                 LUCENT OFFICER COMPENSATION AND BENEFIT SUMMARY
                                       FOR
                                  HENRY SCHACHT
                               EFFECTIVE 02/28/98


Benefit Programs/Plans
Insurances:
Officer Basic Life                  Insurance agents will be notified of
Insurance                           termination date (2/28/98). Agents will
                                    forward an analysis for continuation of
                                    coverage. May continue policy by paying
                                    premiums based on alternatives of
                                    continuation. The Trust will have to act on the continuation of the policy.

Officer Individual Life             Insurance agents will be notified of
Insurance                           termination date (2/28/98). Agents will
                                    forward an analysis for continuation of
                                    coverage. May continue policy by paying
                                    premiums based on alternatives of
                                    continuation. The Trust will have to act on the continuation of the policy.

Officer Life Insurance              Premiums are fully paid. Will receive
Option Plan (estate                 imputed income each year for the lifetime of
enhancement plan)                   both himself and Mrs. Schacht.

Accidental Life                     The Company paid coverage (1X salary) will
Insurance                           terminate at end of month (2/28/98). No
                                    conversion policy available.

Financial Counseling                Coverage will continue for one year.

Long Term Savings Plan
(401k) May elect distribution at time of termination; or may leave in 401k account until 70 1/2 years of age, when the minimum distribution is required.

Telephone Reimbursement             Coverage terminates at end of month
                                    (2/28/98).

Vacation                            Will receive pay in-lieu of 31 unused
                                    vacation days.


                 Lucent Technologies - Proprietary (Restricted)
     Solely for Authorized Persons Having a Need to Know Pursuant to Company
                                  Instructions